EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-217480, 333-236121 and 333-255485 on Form S-8, Registration Statement Nos. 333-233567 and 333-266604 on Form S-3 and Registration Statement Nos. 333-236608 and 333-264235 on Form S-1 of our auditor’s report dated December 16, 2022 with respect to the consolidated financial statements of Edesa Biotech, Inc. and its subsidiaries as at September 30, 2022 and 2021 and for each of the years in the two year period ended September 30, 2022, as included in the Annual Report on Form 10-K of Edesa Biotech, Inc. for the year ended September 30, 2022 as filed with the United States Securities Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 16, 2022